EXHIBIT 99.1

Operating Report

In The United States Bankruptcy Court
for the Northern District of Illinois
Eastern Division

Case Name: Universal Access Global Holdings Inc et al	Case No: 04 B 28747

Summary of Cash Receipts and Cash Disbursements

For the period May 1, 2005 - May 31, 2005

Beginning Balances:
	Unrestricted accounts	6,764,646
	Restricted accounts	1,290,497
Beginning balance in all accounts			8,055,143

Receipts:

1	Receipts from operations	2,905,490
2	Other receipts	35,536
3	Earnest Money	1,000,000

Total receipts			3,941,026

Disbursements:

3 Net payroll:
a	Officers	47,787
b	Others	308,959

4 Taxes:
a	Federal Income Tax Withholdings	88,890
b	FICA withholdings	38,527
c	Employer’s FICA	38,527
d	Federal Unemployment Taxes	89
e	State Unemployment Taxes	1,091
f	State Income Tax Withholdings	20,117

5 Necessary expenses:
a	Carriers	2,909,366
b	Carrier 366 Prepayments	92,435
c	Rent	69,369
d	Commissions	22,657
e	Computer Expenses	36,714
f	Utility Expenses	45,136
g	Employee Benefits	48,983
h	Travel and Entertainment	49,362
i	Reorganization Consulting fees	45,258
j	Reorganization Legal fees	298,945
k	Regulatory, Taxes and Insurance	205,956
l	Other contractors	55,595
m	Other expenses	12,111

Total Operating Cash Disbursements		4,435,874

Total Restricted Cash Disbursements/ Letter of Credit Draw		—

Total Disbursements			4,435,874

Net receipts and (disbursements)			(494,848)

Ending balances:
	Unrestricted accounts	5,269,799
	Restricted accounts	2,290,497
Ending balance in all accounts			7,560,296

Note:
Global Holdings had disbursements of $34,629
Tri-Quad had disbursements of $44,602

Statement of Inventory

Beginning inventory	N/A
Add: purchases	N/A
Less: goods sold	N/A
Ending inventory	N/A

Payroll Information Statement

Gross payroll for the period	504,280
Payroll taxes due but unpaid	0

Status of Payments to Secured Creditors and Lessors

	Date regular	Amount	Number of	Amount of
	payment is	of regular	payments	payments
Name of Creditor/Lessor	due	payment	delinquent	delinquent
Other Rents	8/1/2004	—	10	102,881

Statement of Aged Receivables

Accounts Receivable (from 5/1/05 through 5/31/05):

Beginning of month balance	8,793,772	Note 1
Add: sales on account	4,103,477
Less: collections	(2,901,189)
Adjustments	(66,172)
End of month balance	9,929,888

	0-30 days	31-60 days	61-90 days	> 90 days	Total
Balance due	2,652,925	503,984	16,292	6,756,687	9,929,888

Statement of Accounts Payable (Post-Petition)

Accounts Payable:

Beginning of month balance	2,017,578
Add: credit extended	3,748,662
Less: payments on account	(3,793,846)
Adjustments	(36,148)
End of month balance	1,936,246

	0-30 days	31-60 days	61-90 days	> 90 days	Total
Balance due (Note 2)	1,166,520	218,584	55,795	495,347	1,936,246

Note 1:  Beginning balance reflects early termination fees invoiced to a single customer in the amount of $6,099,157.

Note 2: Includes $924,844 of 0-30 day accounts payable recorded for prepaid carrier services to be received in June 2005.

Tax Questionnaire

	Yes	No
Federal Income Taxes	X
FICA withholdings	X
Employee’s withholdings	X
Employer’s withholdings	X
Employer’s FICA	X
Federal Unemployment Taxes	X
State Income Taxes	X
State Employee withholdings	X